Exhibit 23.2

               CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 (No. 33- ) and related prospectus of P-Com, Inc. for the registration of 1,131,455 shares of its common stock, and to the incorporation by reference therein of our report dated April 14, 1997, with respect to the financial statements of Columbia Spectrum Management, L.P. as of and for the years ended December 31, 1996 and 1995, included in P-Com, Inc.'s March 21, 1997 Current Report on Form 8-K, as amended, filed with the Securities and Exchange Commission.





ERNST & YOUNG LLP


Vienna, Virginia
June 24, 1997